FOR IMMEDIATE RELEASE
                             ---------------------

CONTACT:  Thomas H. Fraser
          President and CEO
          Diacrin, Inc.
          96 13th Street
          Charlestown, MA    02129
          Tel.:  (617) 242-9100
          Fax:   (617) 242-0070
                                                                   Exhibit 99.1


                DIACRIN ANNOUNCES $9.5 MILLION PRIVATE PLACEMENT

CHARLESTOWN, MA, FEBRUARY 26, 1998, -- Diacrin, Inc. (NASDAQ:DCRN) announced today that it issued an aggregate of 1,027,027 new shares of common stock at $9.25 per share in a private placement. Diacrin self-managed the transaction which resulted in net proceeds to the Company of approximately $9.45 million. The Company intends to use the proceeds to fund the development and clinical testing of its product candidates, including the Company's financial commitments to Diacrin/Genzyme LLC for the development of NeuroCell(TM)-PD for Parkinson's disease and NeuroCell(TM)-HD for Huntington's disease; and for general corporate purposes.

The Company has agreed to use its best efforts to file a registration statement with the U.S. Securities and Exchange Commission covering resale of the shares issued in the private placement. The Company now has 14.3 million shares outstanding.

Diacrin is developing transplantable cells for the treatment of human diseases which are characterized by cell dysfunction or cell death and for which current therapies are either inadequate or nonexistent. Products under development for the treatment of neurological disorders include: NeuroCell(TM)-PD for Parkinson's disease and NeuroCell(TM)-HD for Huntington's disease, both of which are being developed in a joint venture with Genzyme Corporation's Tissue Repair Division, NeuroCell(TM)-FE for focal epilepsy, porcine neural cells for stroke and spinal cord cells for spinal cord injury. Also under development are hepatocytes for alcoholic hepatitis and cirrhosis, CardioCell(TM) for cardiac disease and retinal epithelial cells for macular degeneration.

This announcement contains forward-looking statements, including information with respect to the Company's planned use of funds in its business. There are a number of important risks and uncertainties that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including risks and uncertainties with respect to the progress of the Company's research and development programs and the progress of preclinical and clinical testing. For a more detailed discussion of these and other factors, see the Company's Annual Report on Form 10-K for the year ended December 31, 1997 as filed with the Securities and Exchange Commission, a copy of which is available upon request from the Company.


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